Exhibit 99.1

AITX’s RAD Announces Dozens of Qualified ROAMEO™ Gen4 Opportunities Across Key Verticals, Deliveries to Begin Spring 2025

ROAMEO Gen4 Expected to Become RAD’s Highest Recurring Revenue-Generating Solution Upon Deployment

Detroit, Michigan, October 24, 2024 — Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”), (OTCPK:AITX) reports that its sales funnel of enterprise organizations interested in becoming ROAMEO clients is ‘in the dozens’. These Fortune 1000 organizations have expressed strong interest in the highly anticipated ROAMEO Gen4 autonomous mobile security robot. These opportunities span across high-demand sectors such as healthcare, logistics, municipal operations, and higher education, with shipments slated to begin in Spring 2025.

“From an industry perspective, demand for ROAMEO is so strong because it addresses a significant pain point for these end users. That’s why we’re seeing so much interest and unsolicited outreach to us. This makes ROAMEO incredibly exciting as there is nothing in the marketplace today that matches ROAMEO’s capabilities,” said Steve Reinharz, CEO/CTO of AITX and RAD. “Furthermore, with its excellent revenue and gross margin potential, ROAMEO can make a positive financial impact even with as few as 25 deployments. We’ll be working to hit 100 deployments as soon as possible, forecasted by the end of 2026, and that will be quite remarkable. Looking ahead, we’re anticipating hundreds of units being deployed in the coming years, marking a major step forward in our growth, path to profitability and continued innovation.”

ROAMEO (Rugged Observation Assistance Mobile Electronic Officer) Gen4 is a fully autonomous mobile security patrol robot, with a 360-degree field of view, high-resolution cameras, and advanced AI analytics based on AITX’s proprietary AIR™ technology. It autonomously navigates diverse environments, avoiding obstacles and executing patrol routes without human intervention. Additional proprietary features will be announced closer to launch.

Leading companies across healthcare, logistics, municipal operations, and other key vertical markets are increasingly seeking ways to reduce costs and enhance their security profile by displacing or augmenting their traditional manned guard operations. ROAMEO Gen4 offers a compelling alternative with its autonomous security capabilities, designed to dramatically reduce expenses while maintaining or even improving effectiveness. With nearly 400,000 security guards employed in the United States and required to work outdoors1, there is growing demand for solutions that can patrol, monitor, and protect assets in various environments without the limitations and costs of human staffing.

“ROAMEO has been the centerpiece of our vision since the founding of RAD,” continued Reinharz. “It embodies the future of intelligent, autonomous, robotic solutions that we’ve been working toward. The excitement surrounding ROAMEO’s potential is undeniable, and I believe it will reshape how industries handle security while delivering exceptional value to our clients. And now that our AIR AI tech, which will power ROAMEO Gen4, has matured, maybe the timing was meant to be.”

The Company has acknowledged delays in ROAMEO’s development, citing the need to shift priorities toward the completion of other key solutions. The focus on ROSA™ and RIO™ Gen4, now fully complete, as well as AVA™ Gen4, AIR technology, initially to be integrated into RAD-R’s RADCam™, then being rolled into all other RAD solutions, and the production of RADCam itself, set to begin shipping in December, required additional resources. With these developments nearing completion, the Company is now turning its efforts toward bringing ROAMEO Gen4 to market.

What makes the existing opportunities in RAD’s sales pipeline for ROAMEO even more impressive is that RAD has not conducted any formal marketing, advertising, or outreach for over 18 months. Despite this, demand from major industries has been substantial, driven entirely by word of mouth and RAD’s reputation for innovation. This strong interest highlights the significant market potential for ROAMEO, which is expected to grow exponentially once full-scale marketing efforts resume.

The Company forecasts that 250 deployed ROAMEO units could generate as much as $20 million in annual recurring revenue (ARR), a testament to the immense financial potential of this solution. As RAD prepares for ROAMEO’s full-scale deployment in 2025, the focus is on scaling production to meet growing demand across multiple industries. With its ability to deliver substantial cost savings and significantly bolster security profiles, ROAMEO is set to become a cornerstone of RAD’s revenue growth strategy over the next several years.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz

1https://www.bls.gov/ors/latest-numbers.htm